As filed with the Securities and Exchange Commission on October 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RELX PLC

(Exact name of registrant as specified in its charter)

England	Not applicable
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1-3 Strand London WC2N 5JR England United Kingdom	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Deferred Share Component of the Annual Incentive Plan

RELX Group plc Restricted Share Plan 2014

RELX Group plc Executive Share Option Scheme 2013

RELX Group plc Long-Term Incentive Plan 2013

(Full title of the plans)

Henry Udow, Esq. Company Secretary 1-3 Strand, London WC2N 5JR, England United Kingdom Tel: 011 44 20 7166 5500	Kenneth Thompson II, Esq. RELX Inc. 9443 Springboro Pike, B4F5S14 Miamisburg, OH 45342 Tel: (937) 865-7606

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Mark Brod, Esq.

Carol Daniel, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
RELX PLC Ordinary Shares, nominal value 14 51/116 pence each(3)	40,000,000 shares	$20.47	$818,800,000	$99,238.56

(1)

This Registration Statement covers an aggregate of 40,000,000 ordinary shares of RELX PLC, nominal value 14 51/116 pence each (“Ordinary Shares”), which are available for issuance under the Deferred Share Component of the Annual Incentive Plan, the RELX Group plc Restricted Share Plan 2014, the RELX Group plc Executive Share Option Scheme 2013 and the RELX Group plc Long-Term Incentive Plan 2013 (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares as may be offered or issued under the Plans to prevent dilution resulting from share splits, share dividends, anti-dilution provisions or similar transactions that results in an increase in the number of the outstanding Ordinary Shares issuable pursuant to awards granted under the Plans.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the reported average of the high and low selling prices for the American Depositary Shares representing the Ordinary Shares on the New York Stock Exchange on September 24, 2018. Each American Depositary Share represents one Ordinary Share.

(3)

Under certain circumstances, Ordinary Shares may be issued in the form of American Depositary Shares. Separate registration statements on Form F-6 and Form F-4 have been filed with respect to the American Depositary Shares represented by American Depositary Receipts issuable on a one-for-one basis for the Ordinary Shares registered hereby upon deposit of such Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

RELX PLC (formerly known as Reed Elsevier PLC) hereby incorporates by reference in this Registration Statement the following documents, which are on file with the Commission:

(a)

The Annual Report of RELX PLC and RELX N.V. (which was merged with and into RELX PLC on September 8, 2018) on Form 20-F filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the fiscal year ended December 31, 2017, filed with the Commission on February 22, 2018;

(b)	All reports filed by RELX PLC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2017; and

(c)

The description of the share capital of RELX PLC contained in the registration statement of RELX PLC on Form F-4, Registration No. 333-223157, filed with the Commission under the Securities Act on February 22, 2018 (as amended, including any additional amendments or reports filed for purposes of updating such description).

In addition, to the extent designated therein, certain reports on Form 6-K and all documents filed by RELX PLC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, that any report on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of the memorandum and articles of association of RELX PLC or any contract, arrangement or statute under which any director or officer of RELX PLC is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such.

Article 225 of RELX PLC’s Articles of Association provides:

“Subject to the provisions of the [United Kingdom] Companies Acts, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, provided that this Article shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article, or any element of it, to be treated as void under the Act or otherwise under the [United Kingdom] Companies Acts.”

Section 232 of the United Kingdom Companies Act 2006 provides as follows:

Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by:

(a)	purchasing and maintaining for a director of the company insurance against any such liability,

(b)	from indemnifying the director against liability incurred by the director to a person other than the company or an associated company (a “qualifying third party indemnity provision”), or

(c)

from indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme (a “qualifying pension scheme indemnity provision”).

This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise. Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

RELX PLC has entered into a deed of indemnity with each of its directors, providing for the indemnification of, and advancement of defence costs to, such persons, to the fullest extent permitted by RELX PLC’s Articles of Association and the United Kingdom Companies Act 2006.

In addition, RELX PLC has obtained directors’ and officers’ insurance coverage that, subject to policy terms and limitations, includes coverage to reimburse RELX PLC for amounts that it may be required or permitted by law to pay directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	Articles of Association of RELX PLC (incorporated by reference from Exhibit 1.1 to the Annual Report on Form 20-F (File No. 001-13334) filed with the Commission on March 8, 2016)

*4.2	Deferred Share Component of the Annual Incentive Plan

*4.3	RELX Group plc Restricted Share Plan 2014

*4.4	RELX Group plc Executive Share Option Scheme 2013

*4.5	RELX Group plc Long-Term Incentive Plan 2013

*5.1	Opinion of Freshfields Bruckhaus Deringer LLP

*23.1	Consent of Deloitte LLP

*23.2	Consent of Ernst & Young LLP

*23.3	Consent of Freshfields Bruckhaus Deringer LLP (included as part of Exhibit 5.1)

*24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on October 1, 2018.

RELX PLC Registrant

By:	/s/ Erik Engstrom
Erik Engstrom
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry A. Udow, Alan McCulloch and Kenneth Thompson II and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute this Registration Statement, to sign any and all amendments or supplements to this Registration Statement (including post-effective amendments) and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on October 1, 2018:

Signature	Title

/s/ Erik Engstrom	Chief Executive Officer (Principal Executive Officer) and Executive Director
Erik Engstrom

/s/ Nick Luff	Chief Financial Officer (Principal Financial and Accounting Officer) and Executive Director
Nick Luff

/s/ Anthony Habgood	Chairman
Anthony Habgood

/s/ Wolfhart Hauser	Director
Wolfhart Hauser

/s/ Adrian Hennah	Director
Adrian Hennah

/s/ Marike van Lier Lels	Director
Marike van Lier Lels

/s/ Robert MacLeod	Director
Robert MacLeod

/s/ Carol Mills	Director
Carol Mills

/s/ Linda Sanford	Director
Linda Sanford

/s/ Ben van der Veer	Director
Ben van der Veer

/s/ Suzanne Wood	Director
Suzanne Wood

/s/ Kenneth Thompson II	Authorized Representative in the United States
Kenneth Thompson II